News Release

Contact:
Investors:	Richard Baytosh 336.733.0732 | investors@truist.com	Aaron Reeves 336.733.2874 | investors@truist.com
Media:	Thomas Crosson 470.218.9178 | media@truist.com
Truist Reports Fourth Quarter 2019 Results
Earnings of $702 million, or $0.75 per diluted share
CHARLOTTE, N.C., (JANUARY 30, 2020) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the fourth quarter of 2019. Reported results for Truist reflect heritage BB&T prior to the completion of the merger and results from both BB&T and SunTrust from the merger closing date forward. The merger of equals resulting in the formation of Truist was completed on December 6, 2019.

Net income available to common shareholders was $702 million, down 6.9 percent, compared with the fourth quarter last year due to costs associated with the merger. Earnings per diluted common share were $0.75 for the fourth quarter of 2019, a decrease of 22.7 percent compared with the same period last year. Results for the fourth quarter produced an annualized return on average assets (ROA) of 0.95 percent, an annualized return on average common shareholders' equity (ROCE) of 7.33 percent, and an annualized return on tangible common shareholders' equity (ROTCE) of 12.91 percent.

Adjusted net income available to common shareholders was $1.0 billion, or $1.12 per diluted share, excluding merger-related and restructuring charges of $223 million ($176 million after-tax), incremental operating expenses related to the merger of $101 million ($79 million after-tax), securities losses of $116 million ($90 million after-tax), partially offset by the after-tax impact from the sale of residential mortgage loans of $1 million. Adjusted diluted earnings per common share increased $0.05 compared to the third quarter of 2019. Adjusted results produced an annualized ROA of 1.40 percent, an annualized ROCE of 10.84 percent and an annualized ROTCE of 18.60 percent.

"The successful completion of our merger was due to the hard work of thousands of Truist teammates and I am truly grateful for their efforts. Our integration and execution efforts are underway and going smoothly. While the fourth quarter of 2019 includes a number of costs necessary to complete the merger, our underlying performance is strong. Taxable-equivalent revenue for the fourth quarter of 2019 totaled $3.7 billion and adjusted net income was $1.0 billion,” said Truist Chairman and Chief Executive Officer Kelly S. King.

"This month, we continued to hit key milestones that will bring Truist to life for our clients and teammates. We shared Truist's purpose, mission, and values, which was positively embraced by our teammates. Our purpose to inspire and build better lives and communities is the reason Truist exists and the starting point for every decision we will make,” said King. “Our purpose is embedded in our visual brand identity, which was rolled out this month as well. Within our new monogram logo and colors, you can see elements that acknowledge our heritage companies and signal how we’ll deliver a distinctive blend of touch and technology to build deeper trust with our clients.”

Fourth Quarter 2019 Performance Highlights
•Earnings per diluted common share were $0.75
–Adjusted diluted earnings per share were $1.12
–ROA was 0.95 percent; adjusted ROA was 1.40 percent
–ROCE was 7.33 percent; adjusted ROCE was 10.84 percent
–ROTCE was 12.91 percent; adjusted ROTCE was 18.60 percent

•Completed merger of equals on December 6, 2019
–Merged loans of $154.0 billion, net of $4.5 billion mark
–Merged deposits of $170.7 billion, including an $83 million mark for time deposits
–Assumed long-term debt of $19.5 billion, including a $309 million mark
–Recorded core deposit and other intangibles of $2.5 billion

•Restructured balance sheet to enhance credit quality and improve liquidity, interest-sensitivity and return on capital
–Sold $33.2 billion of lower yielding securities to improve yield and lower premium amortization risk
–Transferred $17.9 billion of securities from HTM to AFS in response to changes in regulatory capital rules
–Maintained more than $10 billion in excess reserve balances for stronger liquidity and to meet LCR requirements under the new tailoring rule as a Category III Bank
–Identified $4.2 billion of lending exposures to sell to reduce credit and interest-rate risk

•Taxable-equivalent revenue was $3.7 billion for the fourth quarter of 2019
–Fee income ratio was 38.6 percent, compared to 42.0 percent for fourth quarter 2018
–Net interest margin was 3.41 percent, up four basis points from the third quarter of 2019
–Core net interest margin was 3.14 percent, down 15 basis points from the third quarter of 2019

•Noninterest expense was $2.6 billion for the fourth quarter of 2019
–Noninterest expense includes $223 million of merger-related and restructuring charges and $101 million of incremental operating expenses related to the merger
–GAAP efficiency ratio was 71.0 percent, compared to 60.7 percent for fourth quarter 2018
–Adjusted efficiency ratio was 57.5 percent, compared to 56.5 percent for fourth quarter 2018

•Asset quality remains strong; economic and political uncertainty presents risk
–Nonperforming assets were 0.14 percent of total assets; ratio benefited from pooled basis of accounting for PCI loans
–Loans 90 days or more past due and still accruing were 0.66 percent of loans held for investment, up from 0.27 percent for the prior quarter
–Excluding government guaranteed loans and PCI loans, loans 90 days or more past due and still accruing were 0.03 percent of loans held for investment
–Net charge-offs were 0.40 percent of average loans and leases, down one basis point compared to the prior quarter
–The allowance for loan and lease losses was 0.52 percent of loans and leases held for investment; merged loans were recorded at fair value with no initial allowance
–The allowance for loan loss coverage ratio was 3.41 times nonperforming loans and leases held for investment, versus 3.52 times in the prior quarter

•Capital levels remained strong compared to regulatory levels for well capitalized banks
–Common equity tier 1 to risk-weighted assets was 9.4 percent
–Tier 1 risk-based capital was 10.8 percent
–Total capital was 12.6 percent

EARNINGS HIGHLIGHTS				Change 4Q19 vs.
(dollars in millions, except per share data)	4Q19	3Q19	4Q18	3Q19	4Q18
Net income available to common shareholders	$702	$735	$754	$(33)	$(52)
Diluted earnings per common share	0.75	0.95	0.97	(0.20)	(0.22)

Net interest income - taxable equivalent	$2,252	$1,723	$1,729	$529	$523
Noninterest income	1,398	1,303	1,235	95	163
Total taxable-equivalent revenue	$3,650	$3,026	$2,964	$624	$686
Less taxable-equivalent adjustment	25	23	24
Total revenue	$3,625	$3,003	$2,940

Return on average assets	0.95%	1.41%	1.43%	(0.46)%	(0.48)%
Return on average risk-weighted assets (current quarter is preliminary)	1.02	1.75	1.77	(0.73)	(0.75)
Return on average common shareholders' equity	7.33	10.04	11.14	(2.71)	(3.81)
Return on average tangible common shareholders' equity (1)	12.91	16.03	18.77	(3.12)	(5.86)
Net interest margin - taxable equivalent	3.41	3.37	3.49	0.04	(0.08)
(1) Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2019 compared to Third Quarter 2019

Total taxable-equivalent revenue was $3.7 billion for the fourth quarter of 2019, an increase of $624 million compared to the prior quarter, driven by an increase of $529 million in net interest income and an increase of $95 million in noninterest income.

The net interest margin was 3.41 percent for the fourth quarter, up four basis points compared to the prior quarter. Average earning assets increased $59.7 billion, which primarily reflects a $41.6 billion increase in average total loans and leases and an $11.8 billion increase in average securities. Average interest earning trading assets and other earning assets increased $6.3 billion due to higher trading securities and interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $47.2 billion, driven by an increase of $36.7 billion in average interest-bearing deposits, an increase of $7.3 billion in average long-term debt and an increase of $3.2 billion in short-term borrowings. The increases in the balances were primarily due to the merger.

The yield on the total loan portfolio for the fourth quarter was 4.91 percent, down seven basis points compared to the prior quarter, primarily due to the impact on variable rate loans from the decrease in short-term rates, partially offset by the accretion of the fair value mark on the merged loans. The yield on the average securities portfolio for the fourth quarter was 2.65 percent, up five basis points compared to the prior quarter, primarily due to the October portfolio restructuring.

The average cost of total deposits was 0.57 percent, down ten basis points compared to the prior quarter. The average cost of interest-bearing deposits was 0.82 percent, down 17 basis points compared to the prior quarter. The average rate on long-term debt was 2.92 percent, down 50 basis points compared to the prior quarter. The average rate on short-term borrowings was 2.15 percent, down 40 basis points compared to the prior quarter. The decreases in rates on deposits and other funding was largely attributable to the declines in the fed funds and LIBOR rates. The decrease in the rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt.

The provision for credit losses was $171 million, and net charge-offs were $192 million for the fourth quarter, compared to $117 million and $153 million, respectively, for the prior quarter. The increase in the provision for credit losses was primarily due to higher net charge-offs in the current quarter and an increase in the provision for unfunded commitments.

Noninterest income was $1.4 billion, an increase of $95 million compared to the prior quarter. Excluding the securities losses of $116 million and $22 million of losses recognized from the transfer of mortgage loans to held for sale, noninterest income increased $233 million. Approximately $217 million of the variance is due to the contribution from the merger, with the remaining variance due to a seasonal increase in insurance income of $22 million.

Noninterest expense was $2.6 billion for the fourth quarter, up $735 million compared to the prior quarter. Noninterest expense increased $189 million for merger-related and restructuring charges, including $169 million primarily related to the merger and $20 million related to the decision to exit a business, and an increase of $49 million for incremental operating expenses related to the merger. Excluding these items, noninterest expense was up $497 million, of which approximately $400 million of the variance was due to noninterest expenses from the merged operations.

Personnel expense increased $304 million compared to the prior quarter. The increase primarily includes a $227 million impact for personnel expenses of the merged operations, a $41 million increase in incremental operating expenses related to the merger, and a $42 million increase in production-based and other incentives. Amortization of intangibles increased $42 million due to the new intangibles created in the merger.

The provision for income taxes was $153 million for the fourth quarter, compared to $218 million for the prior quarter. The effective tax rate for the fourth quarter was 17.4 percent, compared to 20.8 percent for the prior quarter. The decrease in the effective tax rate was primarily due to an increase in the realization of income tax credits and a decrease in earnings during the current quarter.

Fourth Quarter 2019 compared to Fourth Quarter 2018

Total taxable-equivalent revenues were $3.7 billion for the fourth quarter of 2019, an increase of $686 million compared to the earlier quarter, which reflects an increase of $523 million in taxable-equivalent net interest income and an increase of $163 million in noninterest income.

Net interest margin was 3.41 percent, down eight basis points compared to the earlier quarter. Average earning assets increased $65.9 billion. The increase in average earning assets reflects a $45.2 billion increase in average total loans and leases and a $14.1 billion increase in average securities. Average interest earning trading assets and other earning assets increased $6.6 billion due to higher trading securities and interest-bearing balances at the Federal Reserve. Average interest-bearing liabilities increased $53.0 billion compared to the earlier quarter. Average interest-bearing deposits increased $42.1 billion, average long-term debt increased $6.4 billion and average short-term borrowings increased $4.5 billion. The yield on the total loan portfolio for the fourth quarter of 2019 was 4.91 percent, down five basis points compared to the earlier quarter, reflecting the impact of rate decreases, partially offset by the accretion from the merged loans. The yield on the average securities portfolio was 2.65 percent, up 12 basis points compared to the earlier period.

The average cost of total deposits was 0.57 percent, up five basis points compared to the earlier quarter. The average cost of interest-bearing deposits was 0.82 percent, up four basis points compared to the earlier quarter. The average rate on short-term borrowings was 2.15 percent, down three basis points compared to the earlier quarter. The average rate on long-term debt was 2.92 percent, down 27 basis points compared to the earlier quarter. The lower rates on long-term debt also reflect the amortization of the fair value mark on the assumed debt.

The provision for credit losses was $171 million, compared to $146 million for the earlier quarter. The increase in the provision for credit losses was primarily due to higher net-charge offs, partially offset by the residential mortgage loan sale in the current quarter. Net charge-offs for the fourth quarter of 2019 totaled $192 million compared to $143 million in the earlier quarter.

Noninterest income for the fourth quarter of 2019 increased $163 million compared to the earlier quarter. Excluding the net change in securities losses of $118 million and $22 million of losses recognized from the transfer of mortgage loans to held for sale, noninterest income increased $303 million. Approximately $217 million of the variance is due to the contribution from the merger. Insurance income increased $22 million due to higher production. The remaining increase is due to $42 million in income related to assets for certain post-employment benefits, which is offset by higher personnel expense, and other sundry items.
Noninterest expense for the fourth quarter of 2019 was up $791 million compared to the earlier quarter. Merger-related and restructuring charges and other incremental operating expenses related to the merger increased $147 million and $101 million, respectively. Excluding these charges, noninterest expense was up $543 million. Approximately $400 million of the remaining variance was the result of noninterest expenses associated with the merged operations.

Personnel expense increased $369 million compared to the earlier quarter. The increase is largely attributable to a $227 million impact from the merged operations, an $80 million increase in incremental operating expenses related to the merger, a $40 million increase for certain post-employment benefits that are offset by higher noninterest income, and a $29 million increase in production-based and other incentives. Amortization of intangibles increased $37 million, primarily due to the new intangibles created in the merger.

The provision for income taxes was $153 million for the fourth quarter of 2019, compared to $205 million for the earlier quarter. This produced an effective tax rate for the fourth quarter of 2019 of 17.4 percent, compared to 20.3 percent for the earlier quarter. The decrease in the effective tax rate was primarily due to an increase in the realization of income tax credits and a decrease in earnings during the current quarter.

LOANS AND LEASES - End of Period
	Dec. 31	Sept. 30
(dollars in millions)	2019	2019	Change

Commercial:
Commercial and industrial	$130,180	$64,324	$65,856
CRE	26,832	17,080	9,752
Commercial construction	6,205	3,804	2,401
Lease financing	6,122	2,356	3,766
Total commercial	169,339	87,564	81,775
Consumer:
Residential mortgage	52,071	28,297	23,774
Residential home equity and direct	27,044	11,646	15,398
Indirect auto	24,442	11,871	12,571
Indirect other	11,100	6,590	4,510
Student	6,743	—	6,743
Total retail	121,400	58,404	62,996
Credit card	5,619	3,058	2,561
PCI	3,484	387	3,097
Total loans and leases held for investment	$299,842	$149,413	$150,429

Total loans held for investment were $299.8 billion as of December 31, 2019, compared to $149.4 billion as of September 30, 2019. The merger contributed $154.0 billion of loans held for investment.

Management undertook a number of strategic actions to enhance credit quality and interest-rate sensitivity. This includes transferring $1.4 billion of commercial exposures, of which $516 million were funded, to held for sale in order to enhance credit quality. There were also approximately $2.5 billion of residential mortgage loans transferred to held for sale, of which $1.1 billion remains in held for sale as of December 31, 2019. In addition, $356 million of commercial loans were transferred to held for sale as a result of a decision to exit a business and $381 million of loans were transferred to held for sale for the branch divestiture.

Average loans held for investment for the fourth quarter of 2019 were $190.2 billion, up $41.6 billion compared to the third quarter of 2019, primarily due to the merged loans. The discussion below only highlights those portfolios where underlying performance was a meaningful driver of the variance.

Average commercial and industrial loans increased $18.1 billion, with the merged portfolio contributing $18.3 billion of the growth. Excluding the impact of the merged portfolio, commercial and industrial loans declined slightly compared to the prior quarter, as strong growth in mortgage warehouse lending, premium finance and equipment finance were more than offset by paydowns in the corporate banking portfolio.

Average residential mortgage loans held for investment increased $6.4 billion, primarily due to $7.3 billion of the growth from the merged portfolio, partially offset by a decline due to the transfer of loans to held for sale and a higher proportion of loan originations being sold rather than retained in the portfolio.

Average indirect auto loans increased $3.6 billion over the prior quarter, driven by $3.3 billion of the growth from the merged portfolio and $257 million of core portfolio growth.

DEPOSITS - End of Period
	Dec. 31	Sept. 30
(dollars in millions)	2019	2019	Change

Noninterest-bearing deposits	$92,405	$52,667	$39,738
Interest checking	85,492	27,723	57,769
Money market and savings	120,934	64,454	56,480
Time deposits	35,896	16,526	19,370
Foreign office deposits - interest-bearing	—	910	(910)
Total deposits	$334,727	$162,280	$172,447

Total deposits were $334.7 billion as of December 31, 2019, compared to $162.3 billion as of September 30, 2019. The merger contributed $170.7 billion of deposits. Average deposits for the fourth quarter were $210.7 billion, up $48.7 billion compared to the prior quarter, primarily due to the merged deposits. Noninterest-bearing deposits represented 27.6 percent of total deposits as of December 31, 2019, compared to 30.6 percent of total average deposits for the fourth quarter. The cost of average total deposits was 0.57 percent for the fourth quarter, down ten basis points compared to the prior quarter. The cost of average interest-bearing deposits was 0.82 percent for the fourth quarter, down 17 basis points compared to the prior quarter.

SEGMENT RESULTS				Change 4Q19 vs.
(dollars in millions)
Segment Net Income	4Q19	3Q19	4Q18	3Q19	4Q18
Consumer Banking and Wealth	$425	$454	$384	$(29)	$41
Corporate and Commercial Banking	557	450	421	107	136
Insurance Holdings	59	61	77	(2)	(18)
Other, Treasury & Corporate	(315)	(137)	(77)	(178)	(238)
Total net income	$726	$828	$805	$(102)	$(79)

Effective December 2019, segments were realigned in connection with the SunTrust merger. Results for prior periods have been revised to reflect the new structure.

Fourth Quarter 2019 compared to Third Quarter 2019

Consumer Banking and Wealth ("CB&W")

CB&W serves individuals and small business clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB&W includes Dealer Retail Services, which originates loans on an indirect basis to individuals for the purchase of automobiles, boats and recreational vehicles. Additionally, CB&W includes National Consumer Finance & Payments, which provides a comprehensive set of technology-enabled lending solutions to individuals and small businesses through several national channels, as well as merchant services and payment processing solutions to business clients. CB&W also includes Mortgage Banking, which offers residential mortgage products nationally through its retail and correspondent channels, the internet and by telephone. These products are either sold in the secondary market, primarily with servicing rights retained, or held in the Company’s loan portfolio. Mortgage Banking also services loans for other investors, in addition to loans held in the Company’s loan portfolio. Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgage LHFS by independent mortgage companies. Wealth delivers investment management, financial planning, banking, fiduciary services and related solutions to institutions, affluent and high net worth individuals and families, with financial expertise and industry-specific insights in the medical, legal, sports and entertainment industries.

CB&W net income was $425 million for the fourth quarter of 2019, a decrease of $29 million compared to the prior quarter. Segment net interest income increased $319 million. Noninterest income increased $72 million. The allocated provision for credit losses increased $30 million primarily due to seasonally higher net charge-offs. Noninterest expense increased $399 million primarily due to operating expenses and amortization of intangibles related to the merger, and higher merger-related charges in the current quarter.

Loans and leases were up $74.6 billion at December 31, 2019, compared to the prior quarter, primarily due to the merger, partially offset by the transfer of residential mortgage loans to held for sale. Total deposits were up $111.3 billion at December 31, 2019, compared to the prior quarter, primarily due to the merger.

Corporate and Commercial Banking ("C&CB")

C&CB serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization’s broad array of financial services. C&CB includes Corporate and Investment Banking, which delivers a comprehensive range of strategic advisory, capital raising, risk management, financing, liquidity and investment solutions to both public and private companies in the C&CB segment and Wealth. Additionally, C&CB includes Commercial Community Banking, which offers an array of traditional banking products, including lending, cash management and investment banking to commercial clients via CIB. C&CB also includes Commercial Real Estate, which provides a range of credit and deposit services as well as fee-based product offerings to privately held developers, operators, and investors in commercial real estate properties. C&CB also includes Grandbridge Real Estate Capital, which is a fully integrated commercial mortgage banking company that originates commercial and multi-family real estate loans, services loan portfolios and provides asset and portfolio management as well as real estate brokerage services. Treasury Solutions, within C&CB, provides business clients across the organization with services required to manage their payments and receipts, combined with the ability to manage and optimize their deposits across all aspects of their business.

C&CB net income was $557 million for the fourth quarter of 2019, an increase of $107 million compared to the prior quarter. Segment net interest income increased $196 million. Noninterest income increased $140 million. Noninterest expense increased $222 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Loans and leases were up $76.3 billion at December 31, 2019, compared to the prior quarter, primarily due to the merger. Total deposits were up $57.7 billion at December 31, 2019, compared to the prior quarter, primarily due to the merger.

Insurance Holdings ("IH")

Truist’s IH segment is one of the largest insurance agency / brokerage networks in the world, providing property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $59 million for the fourth quarter of 2019, a decrease of $2 million compared to the prior quarter. Noninterest income increased $45 million primarily due to seasonality. Noninterest expense increased $46 million primarily due to seasonally higher performance-based incentives and restructuring expense in the current quarter.
Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and variability associated with derivatives used to hedge the balance sheet.

OT&C generated a net loss of $315 million for the fourth quarter of 2019, compared to a net loss of $137 million for the prior quarter. Segment net interest income increased $13 million. Noninterest income decreased $162 million primarily due to losses on the sale of securities during the current quarter. The allocated provision for credit losses increased $21 million primarily due to the provision for unfunded commitments. Noninterest expense increased $68 million primarily due to operating expenses related to the merger, and higher merger-related charges. The benefit for income taxes increased primarily due to higher pre-tax losses in the current quarter.

Fourth Quarter 2019 compared to Fourth Quarter 2018

Consumer Banking and Wealth

CB&W net income was $425 million for the fourth quarter of 2019, an increase of $41 million compared to the earlier quarter. Segment net interest income increased $369 million. Noninterest income increased

$102 million, primarily driven by the merger. Noninterest expense increased $427 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Corporate and Commercial Banking

C&CB net income was $557 million for the fourth quarter of 2019, an increase of $136 million compared to the earlier quarter. Segment net interest income increased $186 million. Noninterest income increased $145 million compared to the earlier quarter. Noninterest expense increased $204 million primarily due to operating expenses and amortization of intangibles related to the merger in the current quarter.

Insurance Holdings

IH net income was $59 million for the fourth quarter of 2019, a decrease of $18 million compared to the earlier quarter. Noninterest income increased $40 million primarily due to higher production. Noninterest expense increased $66 million primarily due to commissions on higher production and restructuring expense in the current quarter.

Other, Treasury & Corporate

OT&C generated a net loss of $315 million in the fourth quarter of 2019, compared to a net loss of $77 million in the earlier quarter. Segment net interest income decreased $38 million primarily due to increases in the net credit for funds provided to other operating segments and rates on long-term debt. Noninterest income decreased $124 million primarily due to losses on the sale of securities during the current quarter. The allocated provision for credit losses increased $31 million primarily due to the provision for unfunded commitments. Noninterest expense increased $94 million primarily due to operating expenses related to the merger and higher merger-related charges. The benefit for income taxes increased $49 million primarily due to a higher pre-tax loss.

CAPITAL RATIOS	4Q19	3Q19	2Q19	1Q19	4Q18
Risk-based:	(preliminary)
Common equity Tier 1	9.4%	10.6%	10.4%	10.3%	10.2%
Tier 1	10.8	12.2	12.0	12.0	11.8
Total	12.6	14.8	14.2	14.2	13.8
Leverage (1)	14.7	10.3	10.2	10.1	9.9
Supplementary leverage (2)	7.9	NA	NA	NA	NA
(1)The leverage ratio is calculated using end of period Tier 1 capital and quarterly average tangible assets. The timing of the merger impacted the result for the fourth quarter of 2019. The estimated leverage ratio using a full quarterly average tangible assets was 9.3 percent.
(2)Truist became subject to the supplementary leverage ratio as of January 1, 2020. The above measure is the current estimate based on a full quarter of average tangible assets in the denominator.

Capital ratios declined due to the merger, but remain strong compared to the regulatory levels for well capitalized banks at December 31, 2019. Truist declared common dividends of $0.450 per share during the fourth quarter of 2019. The dividend and total payout ratios for the fourth quarter of 2019 were 49.1 percent. As previously communicated, Truist suspended its share repurchase program until capital ratios return to higher levels.

Truist's average modified liquidity coverage ratio was approximately 165 percent for the three months ended December 31, 2019, compared to the regulatory minimum of 100 percent. The higher liquidity coverage ratio was due to adding additional liquidity to prepare for the merger. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 16.5 percent at December 31, 2019.

ASSET QUALITY
(dollars in millions)	4Q19	3Q19	2Q19	1Q19	4Q18
Total nonperforming assets	$684	$509	$523	$584	$585
Total performing TDRs	980	1,057	1,070	1,130	1,119
Total loans 90 days past due and still accruing	1,994	403	407	431	462
Total loans 30-89 days past due	2,213	992	1,016	948	1,044
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.15%	0.30%	0.30%	0.35%	0.35%
Nonperforming assets as a percentage of total assets	0.14	0.22	0.23	0.26	0.26
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.74	0.66	0.67	0.64	0.70
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.66	0.27	0.27	0.29	0.31
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding government guaranteed and PCI	0.03	0.04	0.04	0.04	0.04
Allowance for loan and lease losses as a percentage of loans and leases held for investment	0.52	1.05	1.05	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.40	0.41	0.38	0.40	0.38
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.03x	2.59x	2.80x	2.62x	2.76x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.41x	3.52x	3.46x	2.97x	2.99x

Nonperforming assets totaled $684 million at December 31, 2019, up $175 million compared to September 30, 2019. This includes nonperforming assets from the merger of $107 million of loans held for sale, $63 million of loans and leases held for investment and $63 million in other nonperforming assets. Nonperforming loans and leases held for investment represented 0.15 percent of loans and leases held for investment, down 15 basis points compared to September 30, 2019. The decline is primarily due to the impact of the merged nonperforming loans being accounted for on a pooled basis in PCI and the sale of $69 million of nonperforming mortgage loans. Upon adoption of CECL and the transition from pooled level accounting for PCI, nonperforming loans will be determined based on the individual loan level and aggregated for reporting. There are approximately $500 million of PCI loans that would be classified as nonperforming as of December 31, 2019.

Performing TDRs were down $77 million during the fourth quarter primarily in residential mortgage loans due to the previously discussed sale, which was partially offset by an increase in commercial construction loans.

Loans 90 days or more past due and still accruing totaled $2.0 billion at December 31, 2019, up $1.6 billion compared to the prior quarter. This increase is a result of merged loans, including $1.2 billion of PCI loans, $193 million of government guaranteed residential mortgages and $187 million of government guaranteed student loans. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.66 percent at December 31, 2019, an increase of 39 basis points from the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.03 percent at December 31, 2019, down from 0.04 percent at September 30, 2019.

Loans 30-89 days past due and still accruing totaled $2.2 billion at December 31, 2019, up $1.2 billion compared to the prior quarter, primarily due to the merged portfolio, which added $1.2 billion. The ratio of loans 30-89 days or more past due and still accruing as a percentage of loans and leases was 0.74 percent at December 31, 2019, an increase of eight basis points from the prior quarter. The primary driver of the increase is the addition of the merged guaranteed student loan portfolio.

Net charge-offs during the fourth quarter totaled $192 million, up $39 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.40 percent, down one basis point compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.5 billion, down $24 million compared to the prior quarter. The decrease in the allowance for loan and lease losses was primarily due to the sale of residential mortgage loans during the fourth quarter. As of December 31, 2019, the total allowance for loan and lease losses was 0.52 percent of loans and leases held for investment. All of the merged loans were marked to fair value as of December 6, 2019 and therefore, there is no allowance related to these loans. Upon the adoption of CECL, an allowance will be established for all loans held for investment, with the portion related to non-PCI loans and leases charged to retained earnings.

The allowance for loan and lease losses was 3.41 times nonperforming loans and leases held for investment, compared to 3.52 times at September 30, 2019. At December 31, 2019, the allowance for loan and lease losses was 2.03 times annualized net charge-offs, compared to 2.59 times at September 30, 2019.

Earnings Presentation and Quarterly Performance Summary

To listen to Truist's live fourth quarter 2019 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://ir.truist.com/events-and-presentation. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6759252).

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist's Fourth Quarter 2019 Quarterly Performance Summary, which contains detailed financial schedules, is available at https://ir.truist.com/earnings.

About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist serves approximately 10 million households with leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $473 billion as of December 31, 2019. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Truist's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

●	The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.
●	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) loans, deposits and long-term debt from SunTrust, Susquehanna and National Penn are excluded to approximate their yields at the pre-merger and acquisition rates. Interest income for PCI loans adjusts the accretion, net of interest reversals, which approximates the interest received from the client. Truist's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist's earning assets.
●	The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. Truist's management uses this measure in their analysis of the Corporation's performance. Truist's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.
●	The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. Truist's management uses these measures in their analysis of the Corporation's performance. Truist's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist's Fourth Quarter 2019 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," “would," "could" and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding Truist's business, the economy and other future conditions. Such statements involve inherent uncertainties, risks and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018 and in Truist's subsequent filings with the Securities and Exchange Commission:

●	risks and uncertainties relating to the merger of BB&T and SunTrust, including the ability to successfully integrate the companies or to realize the anticipated benefits of the merger;
●	expenses relating to the merger and integration of BB&T and SunTrust;
●	deposit attrition, customer loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
●	changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, that could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
●	volatility in mortgage production and servicing revenues, and changes in carrying values of Truist’s servicing assets and mortgages held for sale due to changes in interest rates;
●	management’s ability to effectively manage credit risk;
●	inability to access short-term funding or liquidity;
●	loss of customer deposits, which could increase Truist’s funding costs;
●	changes in Truist’s credit ratings, which could increase the cost of funding or limit access to capital markets;
●	additional capital and liquidity requirements that will result from the merger of BB&T and SunTrust;

●	regulatory matters, litigation or other legal actions, which may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, or other adverse consequences;
●	risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
●	failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions;
●	risks relating to Truist’s role as a servicer of loans, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in Truist’s servicing fee, or a breach of Truist’s obligations as servicer;
●	negative public opinion, which could damage Truist’s reputation;
●	increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design and governance;
●	competition from new or existing competitors, including increased competition from products and services offered by non-bank financial technology companies, may reduce Truist’s customer base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
●	Truist’s ability to introduce new products and services in response to industry trends or developments in technology that achieve market acceptance and regulatory approval;
●	Truist’s success depends on the expertise of key personnel, and if these individuals leave or change their roles without effective replacements, which could be exacerbated as Truist continues to integrate the executive management teams of BB&T and SunTrust, or if we are unable to hire and retain qualified personnel, Truist's operations and integration activities could be adversely impacted;
●	legislative, regulatory or accounting changes may adversely affect the businesses in which Truist is engaged;
●	evolving regulatory standards, including with respect to capital and liquidity, and results of regulatory examinations, may adversely affect Truist's financial condition and results of operations;
●	accounting policies and processes require management to make estimates about matters that are uncertain;
●	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit or asset growth, a deterioration in credit quality or a reduced demand for credit, insurance or other services;
●	risk management measures and management oversight functions may not identify or address risks adequately;
●	unfavorable resolution of legal proceedings or other claims or regulatory or other governmental investigations or inquiries could result in negative publicity, protests, fines, penalties, restrictions on Truist's operations or ability to expand its business or other negative consequences, all of which could cause reputational damage and adversely impact Truist's financial condition and results of operations;
●	competitors of Truist may have greater financial resources or develop products that enable them to compete more successfully than Truist and may be subject to different regulatory standards than Truist;
●	failure to maintain or enhance Truist’s competitive position with respect to technology, whether because it fails to anticipate customer expectations or because its technological developments fail to perform as desired or are not rolled out in a timely manner or for other reasons, may cause Truist to lose market share or incur additional expense;
●	fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect or mitigate;
●	operational or communications systems, including systems used by vendors or other external parties, may fail or may be the subject of a breach or cyber-attack that, if successful, could adversely impact Truist's financial condition and results of operations;
●	security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s employees and customers, malware intrusion or data corruption attempts, and identity theft could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure;
●	natural or other disasters, including acts of terrorism, could have an adverse effect on Truist, including by materially disrupting Truist's operations or the ability or willingness of customers to access Truist's products and services;
●	widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact Truist's financial condition and results of operations;
●	accounting policies and processes requiring management to make estimates about matters that are uncertain;
●	depressed market values for Truist’s stock and adverse economic conditions sustained over a period of time may require us to write down all or some portion of Truist’s goodwill; and
●	new tax guidance or differences in interpretation of tax laws and regulations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.